Exhibit 99.(e)(2)

Amended Schedule A
Underwriting Agreement

List of Funds

This Amended Schedule A shall apply to the Shares of the Funds in the Trust as listed below and any other series that may be started in the future, as reflected by amendment to this list:

Boston Trust Asset Management Fund (formerly Boston Trust Balanced Fund)

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Boston Trust Small Cap Fund

Walden Asset Management Fund (formerly Walden Balanced Fund)

Walden Equity Fund

Walden International Equity Fund

Walden Midcap Fund

Walden Small Cap Innovations Fund

Walden SMID Cap Innovations Fund

Effective as of: August 1, 2013

THE BOSTON TRUST & WALDEN FUNDS

Name: Lucia Santini
Title: President

BHIL Distributors, Inc.

Name:
Title:

BOSTON TRUST INVESTMENT MANAGEMENT, INC.

Name: Lucia Santini
Title: Director